Exhibit 15.2

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

ELBIT IMAGING LTD.

CONDENSED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Elbit Imaging Ltd.

We have audited the consolidated financial statements of Elbit Imaging Ltd. and subsidiaries (the "Company") as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, and have issued our report thereon dated March 29, 2015; such financial statements and report are included in 8-K dated March 29, 2015   and are incorporated herein by reference. Our audits also included the financial statement schedule No. 15.2 of the company listed in item 18. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel
March 29, 2015

ELBIT IMAGING LTD.

CONDENSED BALANCE SHEETS

		December 31
		2 0 1 4	2 0 1 3	2 0 1 4
				Convenience translation (note 2D)
	Note	(in thousand NIS)		U.S.$'000

Current Assets
Cash and cash equivalents		95,086	120,483	24,450
Short-term deposits and investments		777	11,603	200
Other receivables		1,716	9,319	441
Assets related to discontinued operations		33,437	-	8,598
		131,016	141,405	33,689
Non-Current Assets
Deposits, loans and other long-term balances		16,355	16,069	4,205
Loans and investments in subsidiaries, associates and joint venture	3	894,983	1,668,989	230,132
Property, plant and equipment		1,962	5,542	504
Deferred expenses		-	94	-
		913,300	1,690,694	234,841

		1,044,316	1,832,099	268,530

ELBIT IMAGING LTD.

CONDENSED BALANCE SHEETS

		December 31
		2 0 1 4	2 0 1 3	2 0 1 4
				Convenience translation (note 2D)
	Note	(in thousand NIS)		U.S.$'000

Current Liabilities
Short-term credits		-	2,639,286	-
Payables and other credit balances		29,289	196,240	7,531
		29,289	2,835,526	7,531

Non-Current Liabilities
Borrowings		755,538	-	194,276
Other liabilities		27,434	29,213	7,054
		782,972	29,213	201,330
Commitments, Contingencies, Liens and Collaterals

Shareholders' Equity
Share capital and share premium		1,055,056	927,228	255,332
Reserves		(755,872)	(704,519)	(178,401)
Retained earnings		(67,129)	(1,086,828)	(17,262)
Treasury stock		-	(168,521)	-

		232,055	(1,032,640)	59,669

		1,044,316	1,832,099	268,530

Doron Moshe Chief Financial Officer	Zvi Tropp Chairman of the audit committee	Ron Hadassi Chairman of the board and Acting Chief Executive Officer

Approved by the Board of Directors on: March 29, 2015

ELBIT IMAGING LTD.

CONDENSED STATEMENTS OF INCOME

		Year ended December 31
		2 0 1 4	2 0 1 3	2 0 1 2	2 0 1 4
					Convenience translation (Note 2D)
	Note	(in thousand NIS)			U.S.$'000

Revenues from providing management services		461	1,965	30,379	119

General and administrative expenses		(37,315)	(58,964)	(50,749)	(9,595)

Financial expenses, net		(97,619)	(119,187)	(141,637)	(25,101)

Financial gain from debt restructuring		1,791,644	-	-	460,695

Initiation expenses		(168)	(438)	(1,114)	(43)

Other income (expense)		(5,020)	2,460	(34,808)	(1,291)

Profit (loss) before income taxes		1,651,983	(174,164)	(197,929)	424,784

Income tax expenses		-	6,298	3,500	-

		1,651,983	(180,462)	(201,429)	424,784
Company's share in results of investee companies		(641,801)	(982,900)	(121,034)	(165,030)

Profit (loss) from continuing operations		1,010,182	(1,163,362)	(322,463)	259,754

Profit (loss) from discontinued operations, net		(1,175)	7,717	6,717	(302)

Profit (loss) for the year		1,009,007	(1,155,645)	(315,746)	259,452

ELBIT IMAGING LTD.

CONDENSED STATEMENTS OF CASHFLOWS

	Year ended December 31
	2 0 1 4	2 0 1 3	2 0 1 2	2 0 1 4
				Convenience translation (Note 2D)
	(in thousand NIS)			U.S.$'000
CASH FLOWS FROM OPERATING ACTIVITIES

Profit (loss) for the year from continued operations	1,010,182	(1,163,362)	(322,463)	259,452
Income tax expenses (tax benefit) recognized in profit and loss	-	6,298	3,500	-
Finance expenses recognized in profit and loss	97,619	119,187	141,637	24,311
Financial gain from debt restructuring	(1,791,644)	-	-	(460,695)
Income tax paid in cash	-	(8,000)	-	-
Depreciation and amortization	3,636	3,825	10,350	935
Share in losses of associates, net	641,801	982,900	121,034	166,211
Stock based compensation expenses	3,147	(11,335)	14,848	809
Other	(4,209)	1,286	62	(1,082)
Receivables and other debit balances	8,595	2,580	19,228	2,121
Trading property	-	-	(12,793)	-
Payables and other credit balances	(6,910)	81,511	21,025	1,405
Net cash provided by (used in) operating activities of continued operations	(37,783)	14,890	(3,572)	(6,533)
Net cash provided by (used in) discontinued operating activities	-	-	-	-
Net cash provided by (used in) operating activities	(37,783)	14,890	(3,572)	(6,533)

ELBIT IMAGING LTD.

CONDENSED STATEMENTS OF CASHFLOWS

	Year ended December 31
	2 0 1 4	2 0 1 3	2 0 1 2	2 0 1 4
				Convenience translation (Note 2D)
	(in thousand NIS)			U.S.$'000
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property plant and equipment, investment property and other assets	(22)	(984)	(1,751)	(6)
Proceeds from realization of investments in subsidiaries and associates	6,954	169,698	-	1,789
Investments and loans to subsidiaries and associates	27,598	(59,242)	198,272	7,096
Proceed from realization of (investment in) long-term deposits and long-term loans	(711)	100	9,461	(183)
Interest received in cash	3,098	2,697	5,945	797
Short-term deposits and marketable securities, net	5,678	34,081	74,236	1,460
Net cash provided by continued investing activities	42,595	146,350	286,163	10,953
Net cash provided by discontinued investing activities	-	-	36,529	-
Net cash provided by investing activities	42,595	146,350	322,692	10,953

CASH FLOWS FROM FINANCING ACTIVITIES
Interest paid in cash	(33,075)	(20,911)	(177,217)	(11,686)
Repayment of long-term borrowings	-	-	(329,220)	-
Repayment of short-term credit	-	(54,840)	(133)	-
Net cash used in financing activities	(33,075)	(75,751)	(506,570)	(11,686)

Increase (decrease) in cash and cash equivalents	(28,263)	85,489	(187,450)	(7,266)
Cash and cash equivalents at the beginning of the year	120,483	30,637	217,642	30,980
Net effect on cash due to currency exchange rate changes	2,866	4,357	445	736

Cash and cash equivalents at the end of the year	95,086	120,483	30,637	24,450

ELBIT IMAGING LTD.

NOTES TO THE CONDENSED FINANCIAL STATMENTS

NOTE 1 -	GENERAL

A.
Elbit Imaging Ltd. ("the Company") was incorporated in Israel. The Company's registered office is at 5 Kinneret Street Bney-Brak, Israel. The Company's shares are registered for trade on the Tel Aviv Stock Exchange and in the United States on the NASDAQ Global Select Market.

B.	The Group engages, directly and through its investee companies, in Israel and abroad, mainly in the following areas:

•
Commercial centers - initiation, construction, and sale of commercial centers and other mixed-use property projects, predominantly in the retail sector, located in Central and Eastern Europe and in India. In certain circumstances and depending on market conditions, the Group operates and manages commercial centers prior to their sale.

•	Hotels - hotels operation and management, primarily in major European cities.

•
Medical industries and devices - (a) research and development, production and marketing of magnetic resonance imaging guided focused ultrasound treatment equipment, and (b) development of stem cell population expansion technologies and stem cell therapy products for transplantation and regenerative medicine.

•	Residential projects - initiation, construction and sale of residential units or plots designated for residential located primarily in India.

Fashion apparel - distribution and marketing of fashion apparel and accessories in Israel. On October 27, 2014 Elbit Fashion signed a sale agreement with Fox-Wisel Ltd. with regard to the sale of the operation and business of "Mango" retail stores in Israel (See note 23 of the annual consolidated financial statements). The transaction was closed on January, 5 2015.  Accordingly this operation is classified in these financial statements as discontinued operations.

•
During 2012, the Company finalized a transaction to sale all its investments in commercial centers in the US (see note 23 of the annual consolidated financial statements) and lost control over its holding in a subsidiary that operates in the medical industry (see note 23 of the annual consolidated financial statements). Accordingly, these operations are presented in these financial statements as discontinued operations.

ELBIT IMAGING LTD.

NOTES TO THE CONDENSED FINANCIAL STATMENTS

NOTE 1 -	GENERAL (CONT.)

C.	Financial position:

With respect to the Company's financial position, including the consummation of the Plan of Arrangement, see note 1C of the annual consolidated financial statements.

D.	Definitions:

The Company	-	Elbit Imaging
Elscint	-	A formerly 100% subsidiary of the Company, merged with the Company in 2010.
Group	-	The Company and its Investees
Investees	-	Subsidiaries, joint ventures and associates
PC	-
Plaza Centers N.V. (“PC”) Group, a material subsidiary operating mainly in the field of commercial centers and is traded in the Main Board of the London Stock Exchange, the Warsaw Stock Exchange and Tel Aviv Stock Exchange. As of December 31, 2014 the Company holds 44.9% in Plaza Centers. For Plaza Centers Plan of Arrangement see note 3B of the annual consolidated financial statements.

Elbit Medical	-	Elbit Medical Technologies Ltd., a public Israeli company traded on the Tel Aviv Stock Exchange. As for December 31, 2014, the Company holds 82.71% of Elbit Medical on a fully diluted basis.
Related parties	-	As defined in International Accounting Standard ("IAS") no. 24. For details see note 21 of the annual consolidated financial statements

ELBIT IMAGING LTD.

NOTES TO THE CONDENSED FINANCIAL STATMENTS

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES

A.	Statement of compliance:

The condensed financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRSs") as issued by the International Accounting Standards Board ("IASB").

B.	Basis for preparation:

The condensed financial statements have been prepared on the historical cost basis except for (i) financial instruments measured at fair value; (ii) certain trading property measured at net realizable value; (iii) certain property, plant and equipment (hotels) presented at the revaluation model (based on fair value) and (iv) investment property measured at fair value.  The principal accounting policies are set out below. See note 2X of the consolidated financial statements for critical judgments in applying accounting policies and use of estimations.

C.	Presentation of the income statements:

The Groups operations are characterized by diverse activities. Accordingly, management believes that its income statements should be presented in the “Single - step form”. According to this form, all costs and expenses (including general and administrative and financial expenses) should be considered as continuously contributing to the generation of the overall revenues and gains. Management also believes that its operating expenses should be classified by function to: (i) those directly related to each revenue (including general and administrative expenses and selling and marketing expenses relating directly to each operation); and (ii) overhead expenses which serve the business as a whole and are to be determined as general and administrative expenses.

D.	Convenience translation:

The balance sheet as of December 31, 2014 and statement of income, statement of other comprehensive income and statement of cash flows for the year then ended have been translated into U.S. Dollar using the representative exchange rate as of that date ($1= NIS 3.889). Such translation was made solely for the convenience of the U.S. readers. The dollar amounts so presented in these financial statements should not be construed as representing amounts receivable or payable in dollars or convertible into dollars but only a convenience translation of reported NIS amounts into U.S. Dollar, unless otherwise indicated. The convenience translation supplementary financial data is unaudited and is not presented in accordance with IFRSs.

ELBIT IMAGING LTD.

NOTES TO THE CONDENSED FINANCIAL STATMENTS

NOTE 3 -	LOANS AND INVESTMENTS IN SUBSIDIARIES, ASSOCIATES AND JOINT VENTURE

A.
As part of the EPI transaction (as described in note 9B of the annual consolidated financial statements) PC has provided the Company with an advance on account of the Kochi project which as of  December 31, 2014 amounted to Euro 4.5 million.in order to secure the advance granted by PC the Company provided PC with a guarantee, which shall be exercised in the event the Company fails to transfer all its rights in the Kochi Island to EPI (or alternatively to transfer 50% of the said rights to PC). The guarantee expired in August 2013. The Company and PC are negotiating in order to reach an amicable solution to this matter.